September 22, 1995


Arrow-Magnolia International, Inc.
2646 Rodney Lane
Dallas, Texas 75229

	Re:	Arrow-Magnolia International, Inc.

Gentlemen:

	Arrow-Magnolia International, Inc., a Texas corporation (the "Company"), has filed with the Securities and Exchange Commission its Registration Statement
on Form SB-2.

	We have acted as counsel for the Company in connection with the proposed public offering of said 125,000 shares of Common Stock and the registration under the Securities Act of 1933, as amended, of such shares and are familiar with the proceedings taken and proposed to be taken by them in connection therewith. We are familiar with the corporate law of the State of Texas under which the Company is incorporated and exists, and we have examined such documents and corporate proceedings, and have made such further examinations and inquiries, as we deem necessary for the purposes of this opinion.

	Based upon the foregoing, we are of the opinion that when the Registration Statement shall have become effective and the 125,000 unissued shares of Common Stock shall have been issued and sold in the manner described in the Registration Statement, such shares of Common Stock will also be validly issued and outstanding, fully paid and nonassessable.

	We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

						Yours very truly,

						HEWITT & HEWITT, P.C.


						By: /s/ Christopher M. Hewitt
						    Christopher M. Hewitt
						    President
CMH:ds